Exhibit 5.1

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG Luxembourg - Kirchberg
TELEPHONE	+352 466 230
FAX	+352 466 234
INTERNET	www.loyensloeff.lu

Actavis Funding SCS

46A, avenue J.F. Kennedy, L-1855 Luxembourg

Grand Duchy of Luxembourg

Luxembourg

Actavis Plc

1 Grand Canal Square, Docklands

Dublin 2, Ireland

September 29, 2014

Dear Sir, dear Madam,

Actavis Funding SCS and Actavis Capital S.à r.l.

Offer to exchange (i) USD 500,000,000 aggregate principal amount of 1.300% Notes due 2017, (ii) USD 500,000,000 in principal amount of 2.450% Notes due 2019, (iii) USD 1,200,000,000 aggregate principal amount of 3.850% Notes due 2024 and (iv) USD 1,500,000,000 aggregate principal amount of 4.850% Notes due 2044 issued under the Senior Notes Indenture (as defined below) (the Old Notes) for (i) USD 500,000,000 aggregate principal amount of 1.300% new notes due 2017, (ii) USD 500,000,000 in principal amount of 2.450% new notes due 2019, (iii) USD 1,200,000,000 aggregate principal amount of 3.850% new notes due 2024 and (iv) USD 1,500,000,000 aggregate a principal amount of 4.850% new notes due 2044 (the Exchange Notes, and together with the Old Notes, the Notes).

1	Introduction

We have acted as special legal counsel in the Grand Duchy of Luxembourg (Luxembourg) to:

(a)	Actavis Funding SCS, a Luxembourg limited partnership (société en commandite simple) with registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, having a share capital of USD 20,000 and registered with the the Luxembourg Register of Commerce and Companies (RCS) under number B 187.310 (the Issuer); and

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via www.loyensloeff.lu.

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(b)	Actavis Capital S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, and registered with the RCS under number B 178.410 (Actavis Capital and, together with the Issuer, the Companies and, individually, a Company).

in connection with the entry by the Companies into the Opinion Documents (as defined below).

2	Scope of Inquiry

2.1	For the purpose of this legal opinion (the Opinion), we have examined an electronically transmitted copy of the following documents:

(a)	a form S-4 registration statement under the United States Securities Act of 1933, governed by the laws of the United States, as filed with the Securities and Exchange Commission on September 29, 2014, relating to an offer to exchange the Old Notes for the Exchange Notes (the Registration Statement); and

(b)	an executed copy of a senior notes indenture, governed by the laws of the State of New York (United States), originally dated June 18, 2014 as amended and / or supplemented from time to time, by and between, inter alios, the Issuer, the Guarantors named therein as guarantors (including Actavis Capital) (the Guarantors) and Wells Fargo Bank, National Association, as trustee (the Senior Notes Indenture, and, together with the Registration Statement, the Opinion Documents).

2.2	We have also examined a copy of the following documents:

(a)	the coordinated articles of association of Actavis Capital dated September 1, 2014 drawn up by Maître Henri Beck, notary in Luxembourg (the Actavis Capital Articles);

(b)	the coordinated articles of association of Actavis International Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, and registered with the RCS under number B 172.484 (Actavis GP), dated November 22, 2013, drawn up by Maître Henri Hellinckx, notary in Luxembourg (the Actavis GP Articles);

(c)	the articles of incorporation of the Issuer dated May 28, 2014 enacted under private seal and the extract of the articles of association as filed and rectified with the RCS (the Issuer Articles and together with the Actavis Capital Articles and the Actavis GP Articles, the Articles);

(d)	the circular resolutions of the managers of Actavis Capital, dated June 18, 2014 and September 19, 2014 (together the Actavis Capital Management Resolutions);

(e)	the minutes of the meeting of the board of the managers of Actavis GP dated June 18, 2014 and September 19, 2014 (together the GP Management Resolutions);

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(f)	the written resolutions of Actavis GP, acting as general partner of the Issuer, dated June 18, 2014 and September 19, 2014 (together the Issuer Management Resolutions, and together with the Actavis Capital Management Resolutions and the GP Management Resolutions, the Management Resolutions);

(g)	the excerpts pertaining to the Companies and Actavis GP delivered by the RCS, dated September 29, 2014 (the Excerpts); and

(h)	certificates of absence of judicial decisions (certificats de non-inscription d’une décision judiciaire) pertaining to each of the Companies and Actavis GP delivered by the RCS on September 29, 2014, with respect to the situation of the respective Companies and Actavis GP as at September 28, 2014 (the RCS Certificates).

3	Assumptions

We have assumed the following:

3.1	the genuineness of all signatures, stamps and seals of the persons purported to have signed the relevant documents;

3.2	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

3.3	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Opinion Documents (and any document in connection therewith) and the date of this Opinion;

3.4	the Articles are in full force and effect and have not been amended, rescinded, revoked or declared null and void;

3.5	the Management Resolutions, are in full force and effect, have not been amended, or declared null and void, have been validly adopted and there has been no change in the managers of Actavis Capital and Actavis GP;

3.6	all individuals having signed the Opinion Documents and the Management Resolutions have legal capacity under all relevant laws and regulations to do so;

3.7	the information contained and statements made in the Management Resolutions, the Excerpts and the RCS Certificates are true and accurate as at the date of this Opinion and as at the date of signing of the Opinion Documents;

3.8	the Notes will not be offered to the public in Luxembourg, unless a prospectus has been duly approved by the Commission de Surveillance du Secteur Financier in accordance with the Law of July 10, 2005 on prospectuses for securities, as amended by the law of July 3, 2012 (the Prospectus Law) or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law;

3.9	the Notes will not be listed on any stock exchange;

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3.10	each of the parties to the Notes Documents, other than the Companies (the Other Parties and, together with the Companies, the Parties) and Actavis GP, is a company duly incorporated and validly existing under the laws of the jurisdiction of its place of incorporation, registered office and place of central administration, as the case may be; and none of the other Parties is resident or domiciled in Luxembourg or has a permanent establishment, fixed place of business or permanent representative establishment in Luxembourg to which the payments or part thereof can be attributed or are attributable;

3.11	the due compliance with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws (other than Luxembourg law) in connection with the execution and performance of the Opinion Documents (and any documents in connection therewith);

3.12	all obligations of the Parties under the Opinion Documents are legal, valid, binding upon, and enforceable against the Parties as a matter of all relevant laws (other than Luxembourg law), and in particular, their expressed governing law (other than Luxembourg law);

3.13	all payments and transfers made by, on behalf of, or in favour of, the Companies are made at arm’s length;

3.14	the absence of any other arrangements or agreements between the Parties, which would modify or supersede the terms of the Opinion Documents;

3.15	there are no provisions in the laws of any jurisdiction outside Luxembourg, which would adversely affect, or otherwise have any negative impact on this Opinion;

3.16	the entry into and performance by the Companies of the Opinion Documents and the issuance of the Notes are in the corporate interest of the Companies; and

3.17	each of the Parties entered into and will perform its obligations under the Opinion Documents in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law or regulation of any jurisdiction.

4	Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any matter not disclosed to us, we are of the following opinion:

4.1	Status

Actavis Capital is a private limited liability company (société à responsabilité limitée), duly incorporated and existing under Luxembourg law for an unlimited duration.

The Issuer is a limited partnership (société en commandite simple), duly incorporated and existing under Luxembourg law for an unlimited duration.

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Based on the RCS Certificates, no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies have been registered with the RCS as at September 28, 2014.

4.2	Corporate power and authority

Each Company (i) has the corporate power to execute the Opinion Documents and to perform the obligations expressed to be assumed by it thereunder, and (ii) has taken all corporate action necessary to authorise the execution and performance of the Opinion Documents.

4.3	Due execution

Each Company has duly executed the Opinion Documents to which it is a party.

5	Qualifications

This Opinion is subject to the following qualifications:

5.1	Our Opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings affecting the rights of creditors generally (Insolvency Proceedings).

5.2	Our opinion that the Companies are validly existing is based on the Articles, the Excerpts and the RCS Certificates (which confirm in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée) or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies have been registered with the RCS). The Articles, the Excerpts, the RCS Certificates are, however, not capable of revealing conclusively whether or not the Companies are subject to any Insolvency Proceedings.

5.3	Powers of attorney, mandates (mandats) or appointments of agents may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite their being expressed to be irrevocable.

5.4	Corporate documents of, and courts orders affecting the Companies may not be available at the RCS and the clerk’s office of the Luxembourg district court forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto.

5.5	No opinion is expressed as to (i) the legal validity and enforceability of the provisions contained in the Opinion Documents, (ii) the accuracy of any representation or warranty given by the Companies and (iii) tax laws or regulations or the tax consequences of the transactions contemplated by the Opinion Documents.

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5.6	The registration of the Opinion Documents and the Notes (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that the Opinion Documents and the Notes (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). A nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered. The Luxembourg courts or the official Luxembourg authority may require that the Opinion Documents and the Notes (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.

5.7	We express no opinion as to tax laws or regulations or the tax consequences of the transactions contemplated by the Opinion Documents. No opinion is given as to whether the performance of the Opinion Documents (or any documents in connection therewith) would cause any debt/equity ratios possibly agreed with the Luxembourg tax authorities to be exceeded or as to the consequences thereof.

5.8	Except for the opinions expressed herein, no opinion is given in relation to the accuracy of any representation or warranty given by, or concerning, any of the Parties, or whether such Parties have complied with any covenant, undertaking, terms or conditions given by or binding upon them.

5.9	We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (other than to the extent expressly stated herein) and therefore our opinions do not extend to such documents.

6	Miscellaneous

6.1	This Opinion is given as of this date and on the basis of Luxembourg laws in effect and as published, construed and applied by Luxembourg courts, as of such date. We undertake no obligation to update it or to advise you of any changes in such laws or their construction or application. We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws.

6.2	Luxembourg legal concepts are expressed in English terms, which may not correspond to the original French or German terms relating thereto. We accept no liability for omissions or inaccuracies attributable to the use of English terms.

6.3	This Opinion is given on the express condition, accepted by each person entitled to rely on it, that this Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and any actions or claims in relation to it can be brought exclusively before the Luxembourg courts.

6.4	This Opinion is rendered to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the United

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States Securities Act of 1933. This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the United States Securities Act of 1933, and no opinions may be inferred or implied beyond the matters expressly stated herein.

6.5	We consent to the filing of this Opinion with the Commission as Exhibit to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Loyens & Loeff Luxembourg S.à r.l.

/s/ Judith Raijmakers	/s/ Vassiliyan Zanev
Judith Raijmakers	Vassiliyan Zanev
Advocaat	Avocat à la Cour

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